Exhibit 99.1

Boston Life Sciences Receives Delisting Notice from Nasdaq

Reverse stock split recently completed in an effort to regain compliance

BOSTON—February 11, 2005—Boston Life Sciences, Inc. (NASDAQ: BLSID) announced that it received a Staff Determination from The Nasdaq Stock Market on February 8, 2005 indicating that its common stock was no longer eligible to be listed on The Nasdaq SmallCap Market because its common stock closed below $1.00 per share for a period of 30 consecutive business days prior to August 9, 2004, and therefore did not meet the continued inclusion requirement set forth in Nasdaq Marketplace Rule 4310(c)(4). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until February 7, 2005, to demonstrate compliance with the rule. The Company’s common stock did not meet the $1.00 minimum closing bid price for a minimum of ten consecutive business days prior to February 7, 2005, and accordingly, it is subject to delisting from The Nasdaq SmallCap Market at the opening of business on February 17, 2005.

The Company will request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company’s request for continued listing. The Company’s common stock will remain listed on The Nasdaq SmallCap Market pending the outcome of the hearing.

In an effort to regain compliance with the continued listing standards for Nasdaq SmallCap issuers, the Company effected a one-for-five reverse stock split effective on February 4, 2005. The Company believes that if its common stock continues to trade above the $1.00 minimum bid price for a period of at least ten trading days as required by the Nasdaq Marketplace Rules, Nasdaq may, in its sole discretion, determine that the Company has regained compliance with the minimum bid price requirement and eliminate the need for a formal hearing. Since February 7, 2005, the Company’s common stock has closed above the required $1.00 minimum bid price; however, there can be no assurance that the Company’s common stock will continue to close above the required $1.00 minimum bid price or that the Company will meet the other requirements for continued listing on The Nasdaq SmallCap Market.

ABOUT BOSTON LIFE SCIENCES, INC.

Boston Life Sciences, Inc. (BLSID) is engaged in the research and clinical development of novel diagnostic and therapeutic products for central nervous system (CNS) disorders. ALTROPANE(R), the company’s lead program, is in Phase III for the diagnosis of Parkinson’s disease and Phase II for the diagnosis of Attention Deficit Hyperactivity Disorder (ADHD). The Company’s research and pre-clinical CNS programs include Inosine for the treatment of stroke and O-1369 for the treatment of Parkinson’s disease. BLSI’s current research collaborations include Harvard Medical School, Children’s Hospital of Boston and the University of Massachusetts-Worcester.

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects, including its ability to regain compliance with the continued listing standards of

The Nasdaq Stock Market, Inc., constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s Annual Report on 10-K filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. As a result of such risks, the Company’s actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein. Forward-looking statements include statements regarding Boston Life Sciences’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “believe,” “estimate,” “intend,” “should” and “will” or similar words. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Boston Life Sciences, Inc. All other trade names, trademarks, or service marks are property of their respective owners and are not the property of Boston Life Sciences, Inc.

CONTACT: Boston Life Sciences, Inc.

Joseph Hernon, 617-425-0200

Jhernon@Bostonlifesciences.Com

SOURCE: Boston Life Sciences, Inc.